[CBRL GROUP, INC. LOGO]
Post Office Box 787
Lebanon, Tennessee
37088-0787
Phone 615.443.9869

Investor Contact: Lawrence E. White
Senior Vice President/Finance
and Chief Financial Officer
(615) 443-9869

Media Contact: Julie K. Davis
Director Corporate Communications
(615) 443-9266

CBRL GROUP, INC. ANNOUNCES RESULTS FOR FISCAL 2006 SECOND QUARTER
AND YEAR TO DATE
Discusses Sales Outlook for Fiscal 2006 Third Quarter and Full Fiscal Year

LEBANON, Tenn. (February 21, 2006) -- CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) today announced results for the second quarter ended January 27, 2006, reporting diluted net income per share of $0.61, including approximately $0.03 per diluted share of stock option expense after taxes, compared with $0.63 in the second quarter of fiscal 2005, which included no expense for stock options. In addition, the Company reported year-to-date fiscal 2006 results and discussed its outlook for sales in its third quarter and the 2006 full fiscal year.

A summary of fiscal 2006 second-quarter and year-to-date results includes:
•
Certain second quarter charges totaled approximately $7.7 million before income taxes ($5.1 million, or $0.10 per diluted share, after taxes) for store closings at both concepts and organizational changes at Cracker Barrel; partly offsetting these charges were net credits of approximately $3.7 million before income taxes ($2.5 million, or $0.05 per diluted share, after taxes) as a result of revised actuarial estimates and estimates of other claims and litigation expenses and related expected insurance recoveries.

•	Comparable store restaurant sales were up 1.1% for Cracker Barrel Old Country Store® (“Cracker Barrel”), while comparable store retail sales at Cracker Barrel were down 9.4%.
•	Comparable restaurant sales for the second fiscal quarter were up 3.2% for Logan’s Roadhouse® (“Logan’s”).
•	Total revenue for the second quarter of $694.4 million increased 4.1% from the year-ago quarter.
•
Net income and diluted net income per share for the second quarter were $30.8 million and $0.61, respectively (including approximately $1.6 million and $0.03 per diluted share, respectively, of stock option expense after taxes, and $2.6 million after taxes and $0.05 per diluted share for the net expense effect of the charges and credits described above), compared to net income of $32.6 million and diluted net income per share of $0.63 in the year-ago quarter.

•
Operating income margin in the second quarter was 7.0% of total revenues (including an impact of approximately 0.4% of revenues attributable to stock option expense, and 0.6% of revenues for the net expense effect of the charges and credits described above) compared to 7.7% in the year-ago quarter.

Second-Quarter Fiscal 2006 Results

Certain Charges and Credits

The Company’s second fiscal quarter results included the effects of certain charges and credits. The Company decided to close seven Cracker Barrel units and three Logan’s restaurants and to make certain organizational changes at Cracker Barrel, resulting in charges that totaled approximately $7.7 million before income taxes ($5.1 million after taxes or $0.10 per diluted share). The impairment charge for store closings in the second quarter totaled approximately $6.8 million before income taxes ($4.5 million after taxes or $0.09 per diluted share). The locations were closed because of weak financial performance, an unfavorable outlook, and relatively positive prospects for proceeds from disposition of the locations. In addition to the costs recorded in the second quarter, the Company estimates expenses of approximately $3 to $4 million before income taxes will be recorded in the third fiscal quarter for additional costs related to the actual closings and disposition of these locations. The closed stores contributed $4.6 million in the quarter to Cracker Barrel revenues and $1.5 million to Logan’s revenues. In addition to the closings, Cracker Barrel recorded expenses of approximately $0.9 million before income taxes ($0.6 million after taxes or $0.01 per diluted share) in the second quarter related to organizational changes intended to improve both store operations and retail merchandising.

The Company also completed actuarial reviews of its self-insured workers compensation and general liability reserves during the quarter and recorded adjustments to reduce these reserves to reflect the updated actuarial-based outlook. The Company believes these favorable actuarial developments reflect benefits from changing its third party administrator beginning in fiscal 2003 and improved loss control practices, which are just beginning to be apparent in an actuarial analysis. Also during the quarter, the Company updated its estimates of other claims and litigation expenses and associated insurance recoveries. The result of the actuarial and other reviews was a net credit of $3.7 million before income taxes ($2.5 million after taxes or $0.05 per diluted share).

Revenue

Total revenue for the second quarter of fiscal 2006 ended January 27, 2006 of $694.4 million was an increase of 4.1% from the second quarter of fiscal 2005. Comparable store restaurant sales at Cracker Barrel for the period increased 1.1%, including a 2.7% higher average check, while guest traffic declined 1.6%. Cracker Barrel’s average menu price increase for the quarter was approximately 2.4% compared with last year. Comparable store retail sales at Cracker Barrel decreased 9.4% for the quarter. At Logan’s, comparable restaurant sales for the quarter were up 3.2%, as average check increased 3.6% while guest traffic declined 0.4%. Logan’s average menu price increased approximately 3.0% during the second quarter compared with last year. The Company estimated that comparable restaurant sales for both Cracker Barrel and Logan’s benefited by as much as 0.5% from the favorable effect of milder winter weather this year. During the quarter, the Company opened three new Cracker Barrel units, five new Logan’s company-operated restaurants and one new Logan’s franchised restaurant. Closings of certain Cracker Barrel and Logan’s locations described below, while decided upon and impaired during the second quarter, were actually completed in February.

Income

The Company reported net income for the second quarter of fiscal 2006 of $30.8 million, or $0.61 per diluted share, compared to net income of $32.6 million or diluted net income per share of $0.63 for the second quarter of fiscal 2005. Stock option expense for the fiscal 2006 second quarter was approximately $2.4 million before income taxes and $1.6 million after taxes, or $0.03 per diluted share, reflecting newly adopted accounting for stock option expense in fiscal 2006.

Operating income for the second quarter of fiscal 2006 of $48.9 million was 7.0% of total revenue compared to 7.7% in the second quarter of fiscal 2005. Before the effect of stock option expense, operating income margin would have been 7.4% for the second quarter of fiscal 2006. In addition to the effects of certain charges and credits described above, which had a net unfavorable effect as a percent of revenues of approximately 0.6%, the comparison of operating income margin to the second quarter of last year primarily reflected lower restaurant and retail cost of goods sold and lower general and administrative expenses, partly offset by sales softness and higher other operating expenses (including higher utilities expenses).

Commenting on the second-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “We’re working to improve our operations in this challenging sales environment. During the quarter we took aggressive actions by making management changes at Cracker Barrel and by deciding to close underperforming locations at both concepts. We have strengthened Cracker Barrel’s management at the top with fewer reporting lines and greater accountability. Our goal is to be able to execute more consistently across the store system. We are also focused on improving margins through purchasing and operational initiatives, and we’re striving to keep the core brands fresh.”

Year-to-Date Fiscal 2006 Results

Total revenue year to date for fiscal 2006 of $1.3 billion increased 3.7% from the year-to-date period in fiscal 2005. Comparable store restaurant sales year-to-date for Cracker Barrel increased 0.3%, including a 3.2% higher average check, while guest traffic declined by 2.9%. Comparable store retail sales at Cracker Barrel decreased 10.3% for the year to date. Logan’s year-to-date comparable restaurant sales increased 1.6%, as average check increased 2.8%, while guest traffic declined 1.2%. The closed stores contributed $9.1 million year to date to Cracker Barrel revenues and $3.0 million to Logan’s revenues. In the year-to-date period, the Company opened 11 new Cracker Barrel units, 10 new Logan’s company-operated restaurants and one new Logan’s franchised restaurant. Closings of certain Cracker Barrel and Logan’s locations described above, while decided upon and impaired during the second quarter, were actually completed in February.

The Company reported year-to-date net income of $56.5 million, or $1.13 per diluted share, compared to net income of $62.5 million, or diluted net income per share of $1.20, for the same period in fiscal 2005. Year-to-date stock option expense was approximately $3.4 million after income taxes, or $0.06 per diluted share.

Year-to-date net cash from operating activities was $78.2 million and exceeded net cash used for purchase of property and equipment (capital expenditures) of $73.1 million. Capital expenditures were lower compared with $76.6 million in the year-to-date period last year. The Company had no share repurchases during the quarter or year to date.

The Company urges caution in considering its current trends and the possible effect on earnings disclosed in this press release. The restaurant industry is highly competitive, and trends and earnings are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission (“SEC”).

Third-Quarter and Full-Year Fiscal 2006 Sales Outlook

The Company noted that, as previously disclosed, certain capital structure and other potential initiatives intended to enhance shareholder value currently under consideration could affect the Company’s earnings outlook. As a result, no further earnings guidance is expected to be issued before completion of the review of these potential initiatives.

The Company did provide its outlook for revenue and comparable store sales for the third fiscal quarter, which ends on April 28, 2006, assuming no effects related to the initiative review. Because of adverse winter weather in February, the Company expects February revenues to be lower than its full-quarter outlook. The Company currently anticipates:

•	Total revenue approximately 3% to 5% above the third quarter last year including the effects of the unit closings,
•	Comparable store restaurant sales at Cracker Barrel for the third quarter between down 1% to up 1% versus prior year,
•	Comparable store retail sales declines between 6% and 9%,
•	Comparable restaurant sales at Logan’s for the third quarter up between 2% and 4% over prior year,
•	Opening six new Cracker Barrel stores and four new Logan’s company-operated restaurants and one new Logan’s franchised location during the quarter.

The Company also updated its outlook for revenue and comparable store sales for the full 2006 fiscal year, assuming no effects related to the initiative review. The Company currently expects:

•	Total revenue approximately 3% to 5% above fiscal 2005 including the effects of the unit closings,
•	Comparable store restaurant sales at Cracker Barrel for the full year between down 1% to up 1% versus prior year,
•	Comparable store retail sales declines between 8% and 10%,
•	Comparable restaurant sales at Logan’s for the full year up between 2% and 4% over prior year,
•	Opening 21 new Cracker Barrel stores, 20 to 22 new Logan’s company-operated restaurants and two new Logan’s franchised locations during the year.

Commenting on the sales outlook, Woodhouse said, “While there continues to be a high degree of uncertainty in our outlook for revenues, especially retail, we are encouraged that second quarter revenues were higher than our previous expectations. From our vantage point, there has been no sustained change as yet in consumer spending patterns, despite some relief from higher energy prices. We aren’t counting on the consumer to bounce back any time soon. Therefore, we are totally focused on keeping our loyal customers satisfied and generating positive store traffic. Additionally, although there are lead times related to acquisition of much of our new retail merchandise, we believe that we are making improvements in our selection and merchandising capabilities.”

Fiscal 2006 Second-Quarter Conference Call

The live broadcast of CBRL Group’s quarterly conference call will be available to the public on-line at investorcalendar.com or cbrlgroup.com today beginning at 11:00 a.m. (EST). The on-line replay will follow immediately and continue through February 28, 2006.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 535 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 131 company-operated and 24 franchised Logan’s Roadhouse restaurants in 20 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the ability of the Company to identify and execute capital structure or other initiatives intended to enhance long-term shareholder value; the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; competitive marketing and operational initiatives; the ability of the Company to sustain or the effects of plans intended to improve operational execution and performance; commodity, workers’ compensation, group health and utility price changes; actuarial estimate uncertainties with respect to self-insured workers’ compensation, general liability and group health; the availability and cost of suitable sites for development and the Company’s ability to identify such sites; the ability of the Company to open and operate new locations successfully; changes in building materials and construction costs; the effects of plans intended to promote or protect the Company’s brands and products; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the company’s restaurant or retail supply chain; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; changes in interest rates affecting the Company’s financing costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; changes in capital market conditions that could affect valuations of restaurant companies in general or the Company’s goodwill in particular; and other factors described from time to time in the Company’s filings with the SEC, press releases, and other communications.

CBRL GROUP, INC.
CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	Second Quarter Ended			Six Months Ended
	1/27/06	1/28/05	Change	1/27/06	1/28/05	Change

Total revenue	$694,356	$667,189	4%	$1,327,713	$1,279,842	4%
Cost of goods sold	235,870	236,389	--	435,191	436,231	--
Gross profit	458,486	430,800	6	892,522	843,611	6
Labor & other related expenses	240,619	232,749	3	476,595	458,938	4
Other store operating expenses	131,292	113,201	16	248,819	217,304	15
Store operating income	86,575	84,850	2	167,108	167,369	--
General and administrative	37,673	33,213	13	76,377	67,589	13
Operating income	48,902	51,637	(5)	90,731	99,780	(9)
Interest expense	2,318	2,200	5	4,816	4,295	12
Interest income	112	96	17	112	96	17
Pretax income	46,696	49,533	(6)	86,027	95,581	(10)
Provision for income taxes	15,899	16,955	(6)	29,508	33,073	(11)
Net income	$30,797	$32,578	(5)	$56,519	$62,508	(10)

Earnings per share:
Basic	$0.66	$0.68	(3)	$1.21	$1.29	(6)
Diluted	$0.61	$0.63	(3)	$1.13	$1.20	(6)

Weighted average shares:
Basic	46,782,140	48,138,378	(3)	46,727,171	48,425,269	(4)
Diluted	51,843,383	53,816,998	(4)	51,839,989	54,086,885	(4)

Ratio Analysis
Net sales:
Restaurant	78.0%	75.6%		80.2%	78.0%
Retail	21.9	24.3		19.7	21.9
Total net sales	99.9	99.9		99.9	99.9
Franchise fees and royalties	0.1	0.1		0.1	0.1
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	34.0	35.4		32.8	34.1
Gross profit	66.0	64.6		67.2	65.9
Labor & other related expenses	34.6	34.9		35.9	35.8
Other store operating expenses	18.9	17.0		18.7	17.0
Store operating income	12.5	12.7		12.6	13.1
General and administrative	5.5	5.0		5.8	5.3
Operating income	7.0	7.7		6.8	7.8
Interest expense	0.3	0.3		0.3	0.3
Interest income	--	--		--	--
Pretax income	6.7	7.4		6.5	7.5
Provision for income taxes	2.3	2.5		2.2	2.6
Net income	4.4%	4.9%		4.3%	4.9%

CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited and in thousands)

	1/27/06	7/29/05

Assets
Cash and cash equivalents	$20,576	$17,173
Other current assets	167,644	173,310
Property and equipment, net	1,248,071	1,218,298
Long-lived assets	129,316	124,491
Total assets	$1,565,607	$1,533,272

Liabilities and Shareholders' Equity
Current liabilities	$257,549	$295,345
Long-term debt	208,563	212,218
Other long-term obligation	161,777	155,721
Shareholders' equity	937,718	869,988
Total liabilities and shareholders' equity	$1,565,607	$1,533,272

CONSOLIDATED CONDENSED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Six Months Ended
	1/27/06	1/28/05

Cash flow from operating activities:
Net income	$ 56,519	$ 62,508
Depreciation and amortization	34,878	33,627
Loss on disposition of property and equipment	1,536	1,227
Impairment	6,765	0
Accretion on zero-coupon notes	2,845	2,763
Share-based compensation, net of excess tax benefit	4,086	955
Net changes in other assets and liabilities	(28,407)	37,282
Net cash provided by operating activities	78,222	138,362
Cash flows from investing activities:
Purchase of property and equipment	(73,072)	(76,587)
Proceeds from sale of property and equipment	120	875
Net cash used in investing activities	(72,952)	(75,712)
Cash flows from financing activities:
Net payments on credit facilities and other long-term obligations	(6,605)	(94)
Proceeds from exercise of stock options	13,594	27,501
Excess tax benefit from share-based compensation	2,890	0
Purchase and retirement of common stock	0	(87,094)
Dividends on common stock	(11,746)	(11,333)
Net cash used in financing activities	(1,867)	(71,020)
Net increase/(decrease) in cash and cash equivalents	3,403	(8,370)
Cash and cash equivalents, beginning of period	17,173	28,775
Cash and cash equivalents, end of period	$20,576	$20,405

CBRL GROUP, INC.
Supplemental Information

	As of 1/27/06	As of 7/29/05	As of 1/28/05

Common Shares Outstanding	47,165,350	46,619,803	47,878,834

	Second Quarter Ended		Six Month Ended
Units in operation:	1/27/06	1/28/05	1/27/06	1/28/05

Cracker Barrel
Open at beginning of period	537	509	529	504
Opened during period	3	5	11	10
Opened at end of period	540	514	540	514

Logan's--company operated
Open at beginning of period	129	114	124	107
Opened during period	5	4	10	11
Opened at end of period	134	118	134	118

Total company-operated units	674	632	674	632

Logan's--Franchised
Open at beginning of period	23	20	23	20
Opened during period	1	2	1	2
Opened at end of period	24	22	24	22

System-wide units	698	654	698	654

Net sales in company-operated stores: (in thousands)
Cracker Barrel-restaurant	$434,431	$410,387	$861,076	$818,800
Cracker Barrel-retail	152,310	162,341	261,150	280,252
Cracker Barrel-total	586,741	572,728	1,122,226	1,099,052
Logan's	106,993	93,869	204,320	179,669
Total net sales	693,734	666,597	1,326,546	1,278,721
Franchise fees and royalties	622	592	1,167	1,121
Total revenue	$694,356	$667,189	$1,327,713	$1,279,842

Operating weeks--company-operated stores:
Cracker Barrel	7,006	6,661	13,944	13,234
Logan's	1,699	1,516	3,351	2,955

Average unit volume-company operated stores (In thousands):
Cracker Barrel-restaurant	$806.1	$801.0	$1,605.6	$1,608.6
Cracker Barrel-retail	282.6	316.8	486.9	550.6
Cracker Barrel-total	$1,088.7	$1,117.8	$2,092.5	$2,159.2
Logan's	$818.7	$804.9	$1,585.3	$1,580.8

Comparable store sales period-to-period increase/(decrease):

	Q2 2006 vs. Q2 2005		6 mo. 2006 vs. 6mo. 2005
	Cracker Barrel	Logan's	Cracker Barrel	Logan's
Restaurant	1.1%	3.2%	0.3%	1.6%
Retail	(9.4%)	--	(10.3%)	--
Number of stores in comparable store base	496	107	488	103

-END-